BLUEROCK RESIDENTIAL GROWTH REIT, INC.

CODE OF ETHICS

FOR

SENIOR EXECUTIVE AND FINANCIAL OFFICERS

Bluerock Residential Growth REIT, Inc. (the “Company”) is committed to conducting our business in accordance with applicable laws, rules and regulations and the highest standards of business conduct, and to full and accurate financial disclosure in compliance with applicable law. This Code of Ethics for Senior Executive and Financial Officers (“Code of Ethics”), applicable to the Company's Chief Executive Officer, Chief Investment Officer, Chief Operating Officer, Chief Financial Officer and Chief Accounting Officer (or persons performing similar functions to the aforementioned officers) (together, the “Senior Officers”), sets forth specific policies to guide you in the performance of your duties.

As a Senior Officer, you must not only comply with applicable law. You also have a responsibility to conduct yourself in an honest and ethical manner and must abide by the Company’s “Code of Business Conduct and Ethics,” “Related Person Transaction Policy,” “Insider Trading Policy,” and other Company policies and procedures that govern the conduct of our business. Your leadership responsibilities include creating a culture of high ethical standards and commitment to compliance, maintaining a work environment that encourages employees to raise concerns, and promptly addressing employee compliance concerns.

Compliance with Laws, Rules and Regulations

You are required to comply with the laws, rules and regulations that govern the conduct of our business and to report any suspected violations in accordance with the section below entitled “Compliance with Code of Ethics.”

Conflicts of Interest

A conflict of interest occurs when your private interests interfere in any way, or even appear to interfere, with the interests of the Company. Your obligation to conduct the Company's business in an honest and ethical manner includes the ethical handling of actual or apparent conflicts of interest between personal and professional relationships. Before making any investment, accepting any position or benefits, participating in any transaction or business arrangement or otherwise acting in a manner that creates or appears to create a conflict of interest, you must make full disclosure of all facts and circumstances to the chair of the Audit Committee of the Company’s Board of Directors (the “Audit Committee”), and obtain the prior written approval of the Audit Committee.

Disclosures

It is Company policy to make full, fair, accurate, timely and understandable disclosure in compliance with all applicable laws and regulations in all reports and documents that the Company files with, or submits to, the Securities and Exchange Commission and in all other public communications made by the Company. As a Senior Officer, you are required to promote compliance by all employees with this policy and to abide by Company standards, policies and procedures designed to promote compliance with this policy.

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Compliance with Code of Ethics

If you know of or suspect a violation of applicable laws, rules or regulations or this Code of Ethics, you must immediately report that information to the General Counsel and the Chairperson of the Audit Committee. After reporting such information, you may conduct an investigation if authorized by the Company's procedures. Company policy prohibits retaliation against employees because of a good faith report of a suspected violation.

Violations of this Code of Ethics may result in disciplinary action, up to and including discharge. The Audit Committee shall determine, or shall designate appropriate persons to determine, appropriate action in response to violations of this Code of Ethics.

Waivers of Code of Ethics

If you would like to seek a waiver of this Code of Ethics you must make full disclosure of your particular circumstances to the Audit Committee. Any waivers of this Code of Ethics will be publicly disclosed as required by applicable law and regulations.

No Rights Created

This Code of Ethics is a statement of certain fundamental principles, policies and procedures that govern the Senior Officers in the conduct of the Company's business. It is not intended to and does not create any rights in any employee, advisor, agent, contractor, service provider, customer/client, visitor, supplier, competitor, shareholder or any other person or entity.

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ACKNOWLEDGEMENT FORM

I have received and read the Bluerock Residential Growth REIT, Inc. Code of Ethics for Senior Executive and Financial Officers, and I understand its contents. I agree to be bound by the terms hereof.

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Signature

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Printed Name

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Title

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Date

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